Exhibit 99.1

Masimo Reports Second Quarter 2013 Financial Results

Q2 2013 Highlights (compared to Q2 2012):

•	Total revenue, including royalties, rose 12% to $137.4 million

•	Product revenue rose 12% to $129.6 million

•	Revenue from rainbow® products rose 19% to $11.5 million

•	SET® and rainbow® SET unit shipments rose 14% to 42,600

•	Net income was $17.0 million, with EPS of $0.30 versus $0.30 in the year-ago period

Irvine, California, July 31, 2013 – Masimo (NASDAQ: MASI) today announced its financial results for the second quarter ended June 29, 2013.

Masimo’s total second quarter revenue, including royalties, rose 12% to $137.4 million, compared to $122.8 million for the second quarter of 2012. Second quarter 2013 product revenue rose 12% to $129.6 million, compared to $115.3 million for the second quarter of 2012. The company’s worldwide direct product revenue grew 10% in the second quarter of 2013 and represented 83% of product revenue. OEM sales, which accounted for 17% of product revenue, rose 27% compared to the same period in 2012. Revenue from sales of Masimo rainbow products rose 19% to $11.5 million in the second quarter, compared to $9.7 million in the year-ago period. Second quarter 2013 rainbow revenue included $3.6 million in sales of total hemoglobin products.

Net income for the second quarter of 2013 was $17.0 million, or $0.30 per diluted share, compared to net income of $17.7 million, or $0.30 per diluted share, in the second quarter of 2012.

During the second quarter of 2013, the company shipped approximately 42,600 SET pulse oximetry and rainbow SET Pulse CO-Oximetry units, excluding handheld units, up 14% compared to approximately 37,300 in the same prior-year period. Masimo estimates its worldwide installed base as of June 29, 2013 to be 1,148,000 units, up 11% from 1,033,000 units as of June 30, 2012.

Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “Our financial performance was strong due to the increase in demand for our breakthrough technologies that have been shown to improve care, reduce cost and increase patient safety. The strong second quarter shipments are indicative of the demand for our innovations.”

As of June 29, 2013, Masimo’s cash and cash equivalents were $78.1 million, compared to $71.6 million as of December 29, 2012. The change reflects primarily net cash generated from operations, offset by $19.8 million in cash used to repurchase one million shares of Masimo common stock in the first half of 2013.

Conference Call

Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. A live webcast of the conference call will be available online from the investor relations page of the company’s corporate website at www.masimo.com. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 19905435. After the live webcast, the call will be available on Masimo’s website through August 31, 2013. In addition, a telephonic replay of the call will be available through August 14, 2013. The replay dial-in numbers are (800) 585-8367 for domestic callers and +1 (404) 537-3406 for international callers. Please use reservation code 19905435.

About Masimo

Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies have shown that Masimo SET® outperforms other pulse oximetry technologies, even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced rainbow SET® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously required invasive procedures, including total hemoglobin (SpHb®), oxygen content (SpOCTM), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and Pleth Variability Index (PVI®), in addition to SpO2, pulse rate, and perfusion index (PI). In 2008, Masimo introduced Patient SafetyNet™, a remote monitoring and wireless clinician notification system designed to help hospitals avoid preventable deaths and injuries associated with failure to rescue events. In 2009, Masimo introduced rainbow® Acoustic MonitoringTM, the first-ever noninvasive and continuous monitoring of acoustic respiration rate (RRa™). Masimo’s rainbow® SET® technology platform offers a breakthrough in patient safety by helping clinicians detect life-threatening conditions and helping guide treatment options. In 2010, Masimo acquired SEDLine®, a pioneer in the development of innovative brain function monitoring technology and devices. And in 2012, Masimo acquired the assets of Spire Semiconductor, LLC, a maker of advanced light emitting diode (LED) and other advanced component-level technologies; and PHASEIN AB, a developer and manufacturer of ultra-compact mainstream and sidestream capnography, multigas analyzers, and handheld capnometry solutions. Masimo SET® and Masimo rainbow® SET® technologies also can be found in over 100 multiparameter patient monitors from over 50 medical device manufacturers around the world. Founded in 1989, Masimo has the mission of “Improving Patient Outcome and Reducing Cost of Care … by Taking Noninvasive Monitoring to New Sites and Applications®.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies and reduce the cost of care; and demand for our technologies. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET and Masimo rainbow SET products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the impact of the decline in the worldwide credit markets on us and our customers; the integration of acquisitions; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Investor Contact: Eli Kammerman	Media Contact: Mike Drummond
(949) 297-7077	(949) 297-7434
ekammerman@masimo.com	mdrummond@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care… by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpOC, SpCO, SpMet, PVI, Rainbow Acoustic Monitoring, RRa, Radical-7, Rad-87, Rad-57, Rad-8, Rad-5, Pulse CO-Oximetry, Pulse CO-Oximeter, and SEDLine are trademarks or registered trademarks of Masimo Corporation.

MASIMO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited) (in thousands)

	June 29, 2013	December 29, 2012
ASSETS
Current assets
Cash and cash equivalents	$78,073	$71,554
Accounts receivable, net of allowance for doubtful accounts	66,971	67,911
Royalties receivable	7,000	7,130
Inventories	55,717	47,358
Prepaid expenses	12,987	8,587
Deferred tax assets	12,001	12,911
Other current assets	3,251	3,896

Total current assets	236,000	219,347
Deferred cost of goods sold	57,807	52,103
Property and equipment, net	23,990	23,924
Intangible assets, net	27,993	27,363
Goodwill	22,469	22,824
Deferred tax assets	21,497	22,363
Other assets	7,473	8,022

Total assets	$397,229	$375,946

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$31,623	$27,033
Accrued compensation	24,020	25,021
Accrued liabilities	15,843	16,648
Income taxes payable	736	1,504
Deferred revenue	20,453	19,278
Current portion of capital lease obligations	114	55

Total current liabilities	92,789	89,539
Deferred revenue	400	576
Capital lease obligations, less current portion	226	60
Other liabilities	10,328	10,103

Total liabilities	103,743	100,278
Equity
Masimo Corporation stockholders’ equity:
Common stock	56	57
Treasury stock	(83,454)	(63,664)
Additional paid-in capital	266,000	258,783
Accumulated other comprehensive income	2,883	3,542
Retained earnings	107,827	74,361

Total Masimo Corporation stockholders’ equity	293,312	273,079
Noncontrolling interest	174	2,589

Total equity	293,486	275,668

Total liabilities and equity	$397,229	$375,946

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited) (in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Revenue:
Product	$129,568	$115,317	$258,203	$227,536
Royalty	7,854	7,458	15,161	14,467

Total revenue	137,422	122,775	273,364	242,003
Cost of goods sold	46,190	41,343	92,551	81,266

Gross profit	91,232	81,432	180,813	160,737
Operating expenses:
Selling, general and administrative	54,173	47,649	106,446	94,121
Research and development	13,879	11,110	28,046	21,615

Total operating expenses	68,052	58,759	134,492	115,736

Operating income	23,180	22,673	46,321	45,001
Non-operating expense	(238)	(462)	(2,564)	(1,044)

Income before provision for income taxes	22,942	22,211	43,757	43,957
Provision for income taxes	8,294	4,443	12,707	10,423

Net income including noncontrolling interest	14,648	17,768	31,050	33,534
Net (income) loss attributable to the noncontrolling interest	2,390	(71)	2,416	(63)

Net income attributable to Masimo Corporation stockholders	$17,038	$17,697	$33,466	$33,471

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.30	$0.31	$0.59	$0.58

Diluted	$0.30	$0.30	$0.58	$0.57

Weighted average shares used in per share calculations:
Basic	56,440	57,141	56,840	57,660

Diluted	57,204	58,084	57,607	58,612

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (in thousands)

	Six Months Ended
	June 29, 2013	June 30, 2012
Cash flows from operating activities:
Net income including noncontrolling interest	$31,050	$33,534
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Depreciation and amortization	5,600	3,973
Share-based compensation	6,390	7,837
Loss on disposal of property and equipment	78	—
Provision for (benefit from) doubtful accounts	314	(216)
Provision for obsolete inventory	556	533
Provision for warranty costs	1,280	1,222
Provision for (benefit from) deferred income taxes	1,687	(319)
Income tax benefit from exercise of stock options granted prior to January 1, 2006	436	138
Excess tax deficit from share-based compensation arrangements	504	285
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	569	(7,154)
(Increase) decrease in royalties receivable	130	(151)
(Increase) decrease in inventories	(8,976)	152
Increase in deferred cost of goods sold	(5,718)	(367)
Increase in prepaid expenses	(4,475)	(325)
(Increase) decrease in other assets	1,160	(1,896)
Increase (decrease) in accounts payable	4,644	(5,410)
Decrease in accrued compensation	(793)	(1,166)
Increase (decrease) in accrued liabilities	(2,003)	310
Decrease in income taxes payable	(1,261)	(485)
Increase in deferred revenue	1,000	2,218
Increase (decrease) in other liabilities	231	(1,544)

Net cash provided by operating activities	32,403	31,169

Cash flows from investing activities:
Purchases of property and equipment	(3,936)	(4,842)
Increase in intangible assets	(2,154)	(1,220)
Cash paid for acquisition	—	(7,150)

Net cash used in investing activities	(6,090)	(13,212)

Cash flows from financing activities:
Repayments of capital lease obligations	(96)	(23)
Proceeds from issuance of common stock	897	593
Excess tax deficit from share-based compensation arrangements	(504)	(285)
Repurchases of common stock	(19,790)	(26,268)

Net cash used in financing activities	(19,493)	(25,983)

Effect of foreign currency exchange rates on cash	(301)	(339)

Net increase (decrease) in cash and cash equivalents	6,519	(8,365)
Cash and cash equivalents at beginning of period	71,554	129,882

Cash and cash equivalents at end of period	$78,073	$121,517